EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Zion Oil & Gas, Inc.

We consent to the incorporation by reference in the registration statement (File No. 333-174266) on Form S-3, and in the registration statement (File No. 333-178970) on Form S-8 of Zion Oil & Gas, Inc. of our report dated March 16, 2011, with respect to the statement of operations, changes in stockholders' equity and cash flows of Zion Oil & Gas, Inc. (a development stage company) for the period from April 6, 2000 (inception) to December 31, 2010, which report appears in the December 31, 2013 Annual Report on Form 10-K of Zion Oil & Gas, Inc.

Our report dated March 16, 2011 contains an explanatory paragraph that states that Zion Oil & Gas Inc. is in the development stage and has no operating revenue, limited capital resources and a loss from operations, all of which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ Somekh Chaikin
Certified Public Accountants (Isr.)
A Member of KPMG International
Tel Aviv Israel
March 6, 2014